Exhibit 99.2

FOR IMMEDIATE RELEASE

Heathrow, Florida — April 24, 2006 — Ruth’s Chris Steak House, Inc. (Nasdaq: RUTH) today reported results for its first quarter ended March 26, 2006. Highlights for the period were as follows:

•	Total revenue increased 15.5% to $65.4 million from $56.7 million in the first quarter of 2005.

•	GAAP net income increased to $5.9 million, or $0.25 per diluted share, from $0.9 million, or $0.06 per diluted share in the first quarter of 2005.

•	Pro forma net income was $6.0 million, or $0.26 per diluted share, compared to $5.9 million, or $0.25 per diluted share in the first quarter of 2005. (a reconciliation of pro forma net income to GAAP net income is contained in the financial tables attached to this release.)

•	Comparable restaurant sales increased 6.8% at company-owned restaurants and 5.5% at franchised restaurants.
•	Food and beverage costs as a percentage of restaurant sales were approximately 150 basis points higher compared to the first quarter of 2005, primarily driven by higher beef costs.

•	Restaurant operating expenses as a percentage of restaurant sales were approximately 50 basis points higher compared to the first quarter of 2005, due to increased utilities costs and restaurant supplies.

•	During the first quarter of 2006, we opened one company-owned restaurant in Pasadena, California, and one of our franchise partners opened a restaurant in Clayton, Missouri.

Craig Miller, President and CEO of Ruth’s Chris Steak House stated, “We were pleased that first quarter results were consistent with our expectations. Strong comparable sales growth, solid performance from new restaurants and an increase in franchise revenue were offset by higher beef and other restaurant-level operating expenses as well as expected increases in overhead. Furthermore, we experienced incremental operating income gains from marginal improvement in restaurant-level labor and lower advertising costs. We remain on track with our new restaurant development plans and leases are now executed for all of our 2006 planned openings. Subject to completion of today’s franchise acquisition announcement, we will see a significant increase in company restaurant sales and a corresponding reduction in franchise income in the second half of the year. In preparation for that shift, we are selectively adding to our operating supervisory teams to insure adequate staffing for the significant increase in company operated restaurants, both acquired and developed. We are aided in this effort by impressive reductions in management turnover as we have begun 2006 at an annual turnover rate significantly less than our historical performance. In sum, we are pleased that our team achieved another solid performance for Ruth’s Chris as we entertained and served thousands of guests in the finest traditions of southern hospitality.”

Total revenue, which includes company-owned restaurant sales and franchise income, increased 15.5% to $65.4 million in the first quarter of 2006 compared to $56.7 million in the first quarter of 2005.

Company-owned restaurant sales for the first quarter of 2006 grew 15.6% to $62.3 million from $53.9 million in the first quarter of 2005, primarily as a result of strong comparable restaurant sales, as well as four new net restaurants in operation, including the recent opening in Pasadena, California. Average weekly restaurant volume of all operating company-owned locations for the first quarter of 2006 increased 8.7% to a record $115,530 per operating week. Historically, on average our first quarter represents 26.7% of annual restaurant sales on a comparable basis.

Company-owned comparable restaurant sales increased 6.8% from the first quarter of 2005. Approximately 6.4% of this increase was due to higher per entrée spending, while 0.4% was attributable to increased entrée volume. Per entrée spending for the quarter was driven by higher wine and non-alcoholic beverages sales, a shift in meal period to dinner, as well as price increases of 1.5% and 3.0% effective in January 2006 and August 2005, respectively.

Franchise income increased 14.4% to $3.0 million versus $2.6 million in the first quarter of 2005 due to a 5.5% increase in comparable franchise-owned restaurant sales and five additional franchisee-owned restaurants in operation versus last year, including the recent opening in Clayton, Missouri.

GAAP net income was $5.9 million in the first quarter of 2006, or $0.25 per diluted share, compared to $0.9 million, or $0.06 per diluted share in the first quarter of 2005. Pro forma diluted net income for the period, a measure that management believes allows our shareholders to more easily compare our current results with our past results, was $6.0 million, or $0.26 per diluted share, in the first quarter of 2006 compared to versus $5.9 million, or $0.25 per diluted share in the first quarter of 2005. Pro forma net income excludes hurricane costs, discontinued operations, and adjusts interest expense to reflect the post IPO capital structure as if it had been in place for the full period. It also applies the Company’s annual effective income tax rate for the respective periods presented. These pro forma calculations provide our investors with an alternative measure by which investors can evaluate our performance and provide meaningful supplemental information of the Company’s operating results on a basis comparable with that of future periods because they eliminate income and expenses that are not attributable to our ongoing operations and are expected to be non-recurring. Pro forma information is not, and should not be considered, a substitute for financial information prepared according to GAAP. A reconciliation of pro forma net income to GAAP net income is included in the financial tables attached to this release.

Company to Acquire Seven Franchised Restaurants

Concurrent with today’s earnings release, management announced that it had entered into a definitive agreement to acquire seven franchised restaurants with an option to acquire an eighth unit. The purchase price for the seven restaurants is $37 million in cash, financed primarily through borrowings under the Company’s revolving credit facility. The eighth restaurant, located in Baton Rouge, Louisiana can be purchased by the Company for an agreed upon price from the period commencing January 1, 2008 through December 31, 2012. The transaction is expected to be accretive to diluted earnings per share upon closing.

The franchise purchase establishes a company-owned presence in Illinois, Michigan, and Tennessee with restaurants in Chicago, suburban Northbrook, Illinois, the suburban Detroit city of Troy, Memphis, and Nashville. Finally, restaurants in Ponte Vedra and Jacksonville, Florida will join the eight company-owned units already in the state of Florida. Collectively, the acquired restaurants generated average sales volumes in 2005 in-line with recent Company averages.

Mr. Miller concluded, “Enhancing long-term shareholder value is our primary objective, and Ruth’s Chris Steak House has never been better positioned. We’ll continue to focus on building great new restaurants located and designed to achieve at or above system volumes and growth in comparable restaurant sales across our system. We will continue to allocate capital to attractive investment opportunities, and as today’s announcement suggests, new restaurant development may be complimented by franchise acquisitions and additional development in acquired markets. We have internally set a new restaurant growth target for 2007 at 8 to 10 (15%-19%) company owned locations and 6 to 8 (12%-16%) franchised locations. We are optimistic that our business model will continue to drive industry leading financial returns for our shareholders as we make our award winning concept assessable to more and more American consumers.”

Full Year 2006 Financial Guidance

For the full year 2006, management still estimates that comparable restaurant sales will increase approximately 4.5% to 5.5% and that the development schedule will include 5-7 company-owned and 5-7 franchised locations (excluding the pending move of 7 restaurants from franchised to company operated.) We are elevating our earnings expectation range for the year by $0.02 to $0.03 per diluted share based on a combination of factors, specifically, comparable restaurant sales growth, improving beef costs and some positive impact from the franchise acquisition. The combination of some or all of these factors should yield fully diluted earnings per share of $0.86 to $0.90. This increase to annual guidance of $0.02 to $0.03 per diluted share includes the impact of Statement of Financial Accounting Standards No. 123R Share Based Compensation (SFAS No. 123R) and an expected increase in the Company’s effective income tax rate as a result of the acquisition.

Conference Call

The Company will host a conference call to discuss first quarter 2006 financial results today at 4:30 PM Eastern Time. Hosting the call will be Craig S. Miller, President and Chief Executive Officer, and Thomas J. Pennison Jr., Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-800-811-8830, or for international callers by dialing 1-913-981-4904. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 4172927. The replay will be available until May 1, 2006. The call will be webcast live from the Company’s website at www.RuthsChris.com under the investor relations section.

About the Company

Ruth’s Chris Steak House, Inc. is one of the largest fine-dining companies in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 94 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth’s Chris specializes in USDA Prime grade steaks served in Ruth’s Chris signature fashion ... “sizzling.”

To experience fine dining at its prime . . . just follow the sizzle to Ruth’s Chris Steak House. For information, reservations, and gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding financial guidance for our fiscal 2006, the number of restaurants we intend to open in fiscal 2006 and fiscal 2007, and statements describing the expected impact of the franchisee acquisition, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as “risk factors” in our 2005 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

RUTH’S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES

Condensed Consolidated Income Statements - Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending
	March 27, 2005	March 26, 2006
Revenues:
Restaurant sales	$53,889	$62,271
Franchise income	2,647	3,027
Other operating income	117	131

Total revenues	56,653	65,429

Costs and expenses:
Food and beverage costs	16,497	20,010
Restaurant operating expenses	23,314	27,254
Marketing and advertising	2,353	1,568
General and administrative costs	3,129	4,985
Depreciation and amortization expenses	1,617	2,024
Hurricane and relocation costs	—	149
Pre-opening costs	109	413

Operating income	9,634	9,026

Other income (expense):
Interest expense, net	(4,134)	(470)
Accrued dividends and accretion on mandatorily redeemable senior preferred stock	(1,188)	—
Other	38	(33)

Income (loss) from continuing operations before income tax expense	4,350	8,523

Income tax expense	1,551	2,600

Income (loss) from continuing operations	2,799	5,923

Discontinued operations, net of income tax benefit	508	8

Net income (loss)	$2,291	$5,915

Less dividends earned on junior preferred stock and warrant expense	1,422	—

Net income (loss) available to common shareholders	$869	$5,915

Basic earnings (loss) per share:
Continuing operations	$0.11	$0.26
Discontinued operations	(0.04)	—

Basic earnings (loss) per share	$0.07	$0.26

Diluted earnings (loss) per share:
Continuing operations	$0.10	$0.25
Discontinued operations	(0.04)	—

Diluted earnings (loss) per share	$0.06	$0.25

Shares used in computing net income (loss) per common share:
Basic	13,037,746	23,109,151

Diluted	14,213,459	23,491,093

RUTH’S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES

Proforma Net Income and Proforma Diluted Earnings Per Share

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending
	March 27, 2005	March 26, 2006
Net income (loss) available to common shareholders, as reported	$869	$5,915
Dividends earned on junior preferred stock and warrant expense	1,422	—
Discontinued operations, net of income tax benefit	508	8
Income tax expense	1,551	2,600

Income (loss) from continuing operations before income tax expense, as reported	$4,350	$8,523
Accrued dividends and accretion on mandatorily redeemable senior preferred stock, as reported	1,188	—
Hurricane and relocation costs, as reported	—	149
Interest Expense, as reported	4,134	470
Proforma interest expense assuming initial public offering occurred on the first day of period	(1,027)	(470)

Proforma Adjustments	4,295	149
Proforma Income from continuing operations before income tax expense	8,645	8,672
Proforma Income tax expense	2,766	2,645

Proforma Net Income	$5,879	$6,027

Proforma Diluted earnings per share from Continuing Operations	$0.25	$0.26

Share base used in Proforma Diluted per share calculation	23,491,093	23,491,093

RUTH’S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES

Selected Balance Sheet Data

(dollar amounts in thousands)

	December 25, 2005	March 26, 2006
		(unaudited)
Cash and cash equivalents	$8,985	$8,377
Total assets	134,196	130,943
Long-term debt	38,500	33,500
Total shareholders’ equity	40,265	46,534